Exhibit 10(y)

SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (“Agreement”), which is made as of December 22, 2011 (the “Effective Date”), is by and between Carl Zeiss Meditec AG, a company having a place of business at Göschwitzer Str. 51-52 07745 Jena, Germany, Carl Zeiss Meditec, Inc., 5160 Hacienda Drive, Dublin, CA 94568 (collectively, “Zeiss”) and iCAD, Inc., 98 Spit Brook Road, Suite 100, Nashua, NH 03062 and Xoft, Inc., a Delaware corporation (collectively, “iCAD”).

RECITALS

A.

Zeiss has accused iCAD of infringing of U.S. Patent Nos. 6,421,416; 5,566,221; 5,621,780; and 6,285,735 in an action pending in U.S. District Court for the District of Delaware, designated C.A. No. 10-308-LPS-MPT (“the Action”).

B.	The parties desire to dismiss the Action and completely resolve their disputes concerning the Action according to the terms and conditions and the warranties and representations below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	“Licensed Patents” shall mean U.S. Patent Nos. 6,421,416; 5,566,221; 5,621,780; and 6,285,735.

2.

“Licensed Products” shall mean any iCAD product that (a) when manufactured, used, sold, offered for sale, rented, leased or imported in or into the U.S. would infringe at least one claim of aLicensed Patent, which has not expired, and (b) either (i) had 510(k) approval in U.S. before the Effective Date, including but not limited to the Axxent X-Ray Source, the Axxent Controller, the Axxent Balloon Applicator, the Axxent Vaginal Applicator, and the Axxent Surface Applicator, or (ii) is not sold or offered for sale in the U.S. prior to January 1, 2016. If iCAD desires to develop, manufacture, use, sell, offer for sale, rent, lease or import in or into the U.S. a product that is not a Licensed Product and that (a) when manufactured, used, sold, offered for sale, rented, leased or imported in or into the U.S. would infringe at least one claim of aLicensed Patent, which has not expired, and (b) either (i) requires a new 510(k) approval or (ii) is not intended for human medical use, then iCAD shall so notify Zeiss and provide Zeiss with documentation sufficient to evaluate the structure, function, and operation of such product, and the parties will discuss whether to include such product within the scope of Licensed Products, and the terms and conditions for doing so, provided, however, that Zeiss is not required to agree to include such product within the scope of Licensed Products.

3.

License. Zeiss hereby grants to iCAD an irrevocable, nonexclusive, non-assignable (except as set forth in Section 8.6), non-sublicenseable license under the Licensed Patents to make, use, sell, offer for sale, rent, lease or import, in each case only in or into the U.S., Licensed Products, and to include Licensed Products in supply and service contracts.

4.

Dismissal. The parties shall dismiss, with prejudice, the Action by filing on or before December 30, 2011, Stipulations of Dismissal (With Prejudice). Each party is to bear its own costs and fees in connection with the Action.

5.	Releases And Covenants Not To Sue.

iCAD and its affiliated entities hereby voluntarily and irrevocably release Zeiss and its predecessors, successors, assigns, attorneys, insurers, agents, subcontractors, officers, directors, shareholders, employees, subsidiaries, customers, licensees, distributors, end users, and affiliates of and from, and covenant not to sue such entities for, any and all rights, claims, debts, liabilities, demands, obligations, promises, damages, causes of action and claims for relief of any kind, manner, nature and description, known or unknown, which iCAD has, may have had, might have asserted, may now have or assert, or may hereafter have or assert against concerning the Licensed Patents and/or the Action.

iCAD and its affiliated entities further hereby represent and warrant that all previous shareholders of Xoft, Inc., voluntarily and irrevocably release Zeiss and its predecessors, successors, assigns, attorneys, insurers, agents, subcontractors, officers, directors, shareholders, employees, subsidiaries, customers, licensees, distributors, end users, and affiliates of and from, and covenant not to sue such entities for, any and all rights, claims, debts, liabilities, demands, obligations, promises, damages, causes of action and claims for relief of any kind, manner, nature and description, known or unknown, which such shareholders have, may have had, might have asserted, may now have or assert, or may hereafter have or assert against concerning the Licensed Patents and/or the Action, and iCAD further agrees to indemnify such entities against all such claims.

Upon receipt of all royalties due under this Agreement, Zeiss voluntarily and irrevocably releases iCAD and its predecessors, successors, assigns, attorneys, insurers, agents, subcontractors, officers, directors, shareholders, employees, subsidiaries, and affiliates of and from, and covenants not to sue such entities for, any and all rights, claims, debts, liabilities, demands, obligations, promises, damages, causes of action and claims for relief of any kind, manner, nature and description, known or unknown, which Zeiss has, may have had, might have asserted, may now have or assert, or may hereafter have or assert in connection with the Licensed Patents and/or the Action.

Zeiss and iCAD each expressly waive any statute, legal doctrine, or other similar limitation upon the effect of general releases, including without limitation, California Civil Code Section § 1542, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO THE CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

6.

Royalties. In full settlement of all claims of Zeiss against ICAD in the Action, and in consideration of the licenses, releases, and waivers in this Agreement, iCAD agrees to pay Zeiss the total sum of two million five hundred thousand U.S. dollars ($2,500,000), on the following payment schedule:

January 31, 2012: Two hundred fifty thousand U.S. dollars ($250,000)

April 30, 2012: Two hundred fifty thousand U.S. dollars ($250,000)

July 30, 2012: Two hundred fifty thousand U.S. dollars ($250,000)

September 30, 2012: Two hundred fifty thousand U.S. dollars ($250,000)

June 30, 2013: Five hundred thousand U.S. dollars ($500,000)

June 30, 2015: Five hundred thousand U.S. dollars ($500,000)

June 30, 2017: Five hundred thousand U.S. dollars ($500,000)

Payments shall be by wire transfer into the following account:

Carl Zeiss Meditec AG

Deutsche Bank Jena

Bank Identification Code: 82070000

Account No.: 624536900

IBAN: DE 90 8207 0000 0624 5369 00

SWIFT: DEUTDE8EXXX

7.

Term. This Agreement shall terminate (a) immediately if iCAD materially breaches the Agreement; (b) immediately if iCAD or affiliated company or person or previous stockholder of Xoft, Inc. either (i) challenges or assists or abets the challenge to patentability, validity, or enforceability of any Licensed Patent or (ii) files any suit against Zeiss or any affiliated Zeiss entity related to any Licensed Patent; (c) upon expiration of a thirty (30) day cure period following written notice by Zeiss to Xoft of any non-material breach of the Agreement, including non-payment of any money due under this Agreement; or (d) upon expiration of the last to expire of the Licensed Patents.

8.	Miscellaneous.

8.1

Confidentiality. The mere existence of this Agreement (including the identification of the parties and the Licensed Patents) is not confidential. However, neither party may issue a press release or otherwise affirmatively attempt to publicize the terms or existence of this settlement. The parties agree not to disclose the terms and conditions of this Agreement except (a) as may be required by law (including without limitation documents for SEC reporting requirements), (b) during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of the litigating party; (c) in confidence to the professional legal and financial counsel representing such party; (d) in confidence to any party covered by the releases, licenses, or covenants granted herein; or (e) as agreed by the parties.

8.2.	Mutual Representations and Warranties. Each party and each person signing this Agreement on behalf of a party represents and warrants to the other that:

(a)	Such party has not entered this Agreement in reliance upon any promise, inducement, agreement, statement, or representation other than those contained in this Agreement.

(b)

Such party has the full right and power to enter into this Agreement, and the person executing this Agreement has the full right and authority to enter into this Agreement on behalf of such party and the full right and authority to bind such party to the terms and obligations of this Agreement.

8.3.

Notices. All notices and requests which are required or permitted to be given in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows, or to such other address as the party to receive the notice or request so designates by written notice to the other:

To Carl Zeiss Meditec AG:

Carl Zeiss Meditec AG

c/o Carl Zeiss AG

Stefan Brandstetter

Carl-Zeiss-Strasse 22

73447 Oberkochen

Germany

To Carl Zeiss Meditec, Inc:

Carl Zeiss Meditec, Inc.,

Ralf Kuschnereit

5160 Hacienda Drive

Dublin, CA 94568

USA

To ICAD:

iCAD, Inc.

Kevin Burns

98 Spit Brook Road, Suite 100

Nashua, NH 03062

USA

8.4.

Governing Law. This Agreement shall be construed and controlled by the internal laws of the State of Delaware (excluding conflict of laws principles) and applicable federal laws, and each party consents to exclusive jurisdiction and venue in the federal courts sitting in the state of Delaware, unless no federal subject matter jurisdiction exists, in which case each party consents to exclusive jurisdiction and venue in Delaware Chancery Court. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either party in the manner authorized by applicable law or court rule.

8.5.

Costs. Each party shall bear his or its own costs, expenses and attorneys’ fees incurred in connection with the Action, the making of this Agreement, and his or its performance under this Agreement. Each party expressly waives any claim of costs and attorneys’ fees from or against the other party, including, without limitation, any attorneys’ fees or costs that may already have been awarded in the Action.

8.6.

Assignment. iCAD may not assign this Agreement except in case of sale or transfer of substantially all of iCAD’s assets applicable to the Licensed Products, and the acquiring entity assumes all of iCAD’s rights and obligations under this Agreement, and iCAD retains all applicable obligations under the Agreement.

8.7.

Successors and Assigns. The terms, covenants, conditions, provisions and benefits of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

8.8.

No Construction Against Drafter. This Agreement results from negotiations between the parties and their respective legal counsel, and each party acknowledges that he or it has had the opportunity to negotiate modifications to the language of this Agreement. Accordingly, each party agrees that in any dispute regarding the interpretation or construction of this Agreement, no statutory, common law or other presumption shall operate in favor of or against any party hereto by virtue of his or its role in drafting or not drafting the terms and conditions set forth herein.

8.9.	Captions. Captions or headings used in this Agreement are for the convenience of the parties only, and shall not be considered part of this Agreement or used to construe the terms of this Agreement.

8.10.

Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable or otherwise in conflict with law, and the remaining provisions shall remain in full force and effect. If any provisions of this Agreement are deemed not enforceable, they shall be deemed modified to the extent necessary to make them enforceable.

8.11.

Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Execution of this Agreement may be accomplished by signing this Agreement and transmitting the signature page to opposing counsel by facsimile or email.

8.12.

Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless expressly stated in writing by the party making the waiver. No waiver of any provision shall be binding in any event unless executed in writing by the party making the waiver.

8.13.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral agreements or communications as to such subject matter, all of which are merged and fully integrated into this Agreement. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Zeiss and ICAD by their respective duly authorized representatives.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be made and executed by duly authorized representatives as of the Effective Date.

Carl Zeiss Meditec AG	Carl Zeiss Meditec, Inc	iCAD, Inc.

By______________________	By______________________	By______________________

Name (print): _____________	Name (print): _____________	Name (print): _____________

Title: ____________________	Title: ____________________	Title: ____________________

By________________________

Name (print):_________________

Title:________________________